The undersigned, assistant secretary of the Bramwell Funds, Inc., hereby certifies that the following resolution was adopted by the Board of Directors on July 18, 1994:

     RESOLVED, that each officer of the Fund now or hereafter elected or Margaret A. Bancroft, William Goodwin, Rose M. Burke or Lawrence B. Stoller, who are hereby appointed as their attorneys-in-fact with powers of substitution, is authorized in the name and on behalf of the Fund to execute a Notification of Registration on Form N-8A under the Investment
     Company Act of 1940 and a Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 to offer and sell an unlimited number of shares of common stock of the Fund, to execute any amendments thereto in such form as may be approved by counsel, to file or authorize the filing of such documents with the Securities and Exchange Commission, and to designate agents for service of process; the execution and filing of such documents by any such officers or attorneys-in-fact or the doing by them of any act in connection with the foregoing matters conclusively establishing their authority therefor from the Fund and the approval and ratification by the Fund of the documents so executed and the action so taken.



                                             /s/ Margaret A. Bancroft
                                             ------------------------------
                                             Margaret A. Bancroft
                                             Assistant Secretary